UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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ACCESS NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

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Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
Dear Fellow Shareholders:
     You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Access National Corporation. The meeting will be held on Tuesday, May 18, 2010, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our annual report to shareholders for the year ended December 31, 2009, which will be reviewed at the Annual Meeting.
     PLEASE COMPLETE, SIGN, DATE, AND RETURN THE REVOCABLE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. It is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the meeting and request to vote in person if you so desire. If your shares are held in “street name” through a broker or other nominee and you plan to attend the Annual Meeting and wish to vote in person, you must bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares.
     We appreciate your continuing loyalty and support of Access National Corporation and its subsidiaries, Access National Bank, Access National Mortgage Corporation and Access National Leasing Corporation.
Sincerely,
Michael W. Clarke
President & Chief Executive Officer
Reston, Virginia
April 14, 2010

ACCESS NATIONAL CORPORATION
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2010
     The 2010 Annual Meeting of Shareholders of Access National Corporation (the “Corporation”) will be held at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia on Tuesday, May 18, 2010, at 4:00 p.m. for the following purposes:
1.	To elect two (2) Class II directors to the Board of Directors of the Corporation to serve until the 2013 Annual Meeting of Shareholders and one (1) Class III director to the Board of Directors of the Corporation to serve until the 2011 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice;

2.	To ratify the selection of BDO Seidman, LLP to serve as independent public accountants for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Shareholders of record at the close of business on April 1, 2010, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors,
Sheila M. Linton
Vice President & Corporate Secretary
April 14, 2010
IMPORTANT NOTICE
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE REVOCABLE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS THAT ARE CONSIDERED, IN WHICH EVENT THEIR SIGNED PROXIES WILL BE REVOKED. IF YOU HOLD SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

ACCESS NATIONAL CORPORATION
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
PROXY STATEMENT
2010 ANNUAL MEETING OF SHAREHOLDERS
MAY 18, 2010
GENERAL
     The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2010 Annual Meeting of the Shareholders (the “Annual Meeting”) of Access National Corporation to be held on Tuesday, May 18, 2010, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia. The approximate mailing date of this Proxy Statement is April 14, 2010.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 18, 2010
     The Notice of 2010 Annual Meeting of Shareholders, this Proxy Statement and the 2009 Annual Report to Shareholders are available on the internet at the following website: www.cfpproxy.com/5610.
Revocation and Voting of Proxies
     Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. If your shares are held in “street name” through a broker or other nominee and you plan to attend the Annual Meeting and wish to vote in person, you must bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. If your shares are held in “street name”, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted or to change your vote. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in Proposal One and FOR ratification of the selection of BDO Seidman, LLP to serve as independent public accountants for the fiscal year ending December 31, 2010, as described in Proposal Two, and all other matters will be voted by the named individuals to whom the proxy has been granted in accordance with their best judgment.
Directions to Annual Meeting
     To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (703) 871-2100.
Voting Rights of Shareholders
     Only those shareholders of record at the close of business on April 1, 2010, are entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof. The number of shares of common stock of the Corporation outstanding and entitled to vote at the Annual Meeting is 10,615,313. The Corporation has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of the Corporation’s common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.
     With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. Approval of any other matter requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum, they are not counted for purposes of determining whether such matter has been approved, and therefore have no effect.
Solicitation of Proxies
     The cost of solicitation of proxies will be borne by the Corporation. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and its subsidiaries may make solicitations of proxies by telephone or mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection if so requested.
Security Ownership of Certain Beneficial Owners
     The following table shows as of March 31, 2010, the beneficial ownership of the Corporation’s common stock by persons known by the Corporation to own more than 5% of the Corporation’s voting common stock.

	Common Stock		Number of Shares
	Beneficially		under Exercisable	Percent of
Name and Address	Owned		Options	Class
Michael Rebibo	616,347	(1)	0	5.85%
8300 Boone Blvd., Suite 200 Vienna, VA 22182
Jacques Rebibo	580,898	(2)	44,580	5.91%
140 Waterworks Road Sewickley, PA 15143
All other persons known by the Corporation to be the owners of more than 5% of the Corporation’s common stock are also directors and/or named executive officers of the Corporation and are listed in the table below under “Security Ownership of Management.”
Security Ownership of Management
     The following table shows as of March 31, 2010, the beneficial ownership of the Corporation’s common stock of each director, director nominee and named executive officer and of all directors and executive officers of the Corporation as a group.

			Number of Shares
	Common Stock		under Exercisable	Percent of
Name	Beneficially Owned		Options	Class
Michael W. Clarke	663,694	(3)	10,000	6.34%
Vienna, Virginia

John W. Edgemond	40,881	(4)	34,580	0.71%
Reston, Virginia

Martin S. Friedman	27,679	(5)	0	0.26%
Great Falls, Virginia

Dean F. Hackemer	200,764	(6)	11,500	2.00%
Fairfax, Virginia

James L. Jadlos	674,062	(7)	34,980	6.66%
Denver, Colorado

Thomas M. Kody	515,605	(8)	34,580	5.17%
McLean, Virginia

Robert C. Shoemaker	359,889	(9)	7,000	3.45%
Fairfax, Virginia

Charles Wimer	107,376	(10)	4,000	1.05%
Virginia Beach, Virginia

All Directors & Executive	2,589,950		136,640	25.36%
Officers as a group (8 persons)

For purposes of these tables above, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. All shares of common stock indicated in the above tables are subject to the sole investment and voting power of the identified person, except as otherwise set forth in the footnotes below. All data included in the footnotes below is as of March 31, 2010, except for footnotes 1 and 2.

(1)	According to Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2010 by Mr. Michael Rebibo, as of December 31, 2009, Mr. Rebibo was the beneficial owner of 616,347 shares of the Corporation’s common stock and had shared voting and investment power with respect to 356,959 of the shares.

(2)	According to Schedule 13G/A filed with the SEC on February 16, 2010 by Mr. Jacques Rebibo, as of December 31, 2009.

(3)	Includes 89,098 shares held by Mr. Clarke’s spouse, of which 83,310 are pledged as collateral for loans; 281,180 shares pledged by Mr. Clarke as collateral for loans; and 87,502 shares held by Mr. Clarke in margin accounts that may from time to time be pledged as collateral.

(4)	Includes 7,512 shares held by Mr. Edgemond’s spouse; 17,606 shares held by Mr. Edgemond as custodian for minor children; 4,532 shares held in trust and with respect to which Mr. Edgemond shares the power to vote and dispose of such shares.

(5)	Includes 19,120 shares that Mr. Friedman holds jointly with his spouse, 1,200 of which are held in margin accounts that may from time to time be pledged as collateral; and 5,549 shares held by FJ Capital Long/Short Equity Fund, LLC, of which Mr. Friedman is Managing Member, and all of which are held in margin accounts that may from time to time be pledged as collateral.

(6)	Includes 17,000 shares held by Mr. Hackemer’s spouse and 138,764 shares that Mr. Hackemer holds jointly with his spouse.

(7)	Includes 461,200 shares that Mr. Jadlos holds jointly with his spouse.

(8)	Includes 477,004 shares that Mr. Kody holds jointly with his spouse and 38,601 shares held by Kody Holdings, LLC, of which Mr. Kody has 50% ownership.

(9)	Includes 37,430 shares held by Mr. Shoemaker’s spouse; 217,398 shares that Mr. Shoemaker holds jointly with his spouse, 216,310 of which are pledged as collateral for loans; and 3,688 shares held as custodian for his minor children.

(10)	Includes 53,147 shares that Mr. Wimer holds jointly with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires directors, executive officers and greater than 10% beneficial owners of companies whose securities are registered under Section 12 of the Exchange Act to file reports with the Securities and Exchange Commission (the “SEC”) concerning their ownership of the companies’ securities. Based solely upon the Corporation’s review of such reports, or written representations that no other reports were required, the Corporation believes that all executive officers, directors and greater than 10% beneficial owners filed these required reports on a timely basis with respect to 2009 with the following exceptions: during the year, Mr. Kody filed one late Form 4 for one transaction and Mr. Jadlos filed one late Form 4 for one transaction.
PROPOSAL ONE
ELECTION OF DIRECTORS
     The Board is divided into three classes (I, II, and III) of directors. The term of office for Class II directors will expire at the Annual Meeting. Robert C. Shoemaker and Thomas M. Kody, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class II directors. If elected, the Class II nominees will serve until the 2013 Annual Meeting of Shareholders. Martin S. Friedman was appointed to the Board of Directors effective September 22, 2009. He will be nominated to serve as a Class III director. If elected, the Class III nominee will serve until the 2011 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.
     The specific experience, qualifications, attributes and skills supporting the Board’s recommendation concerning the nominees for election at the Annual Meeting as Class II and III directors is set forth below, as well as similar information about the Class I directors and the remaining Class Ill director, who will continue in office until the 2012 and 2011 Annual Meetings of Shareholders, respectively. The Board believes that the experience, qualifications, attributes and skills set forth below make each nominee and director a good fit for service on the Board of Directors.

	Served
Name (Age)	Since (1)	Previous Business Experience
Class II Nominees (To Serve Until the 2013 Annual Meeting)

Robert C. Shoemaker (49)	1999	Mr. Shoemaker has served as Executive Vice President and a director of the Corporation since it was formed in 2002 and has served as Executive Vice President, Chief Credit Officer and a director of the Bank since it was organized in 1999. From 1990 to 1999, Mr. Shoemaker served as Senior Vice President of construction and real estate lending for Patriot National Bank in Vienna, Virginia and its successor, United Bank. Mr. Shoemaker graduated from the Hankamer School of Business at Baylor University with a B.A. degree in business administration. Mr. Shoemaker’s 25 years of experience in the skilled front line delivery of banking products, credit risk management, corporate finance and management of banking operations at all levels allow him to provide valuable contributions to the Board.

Thomas M. Kody (48)	1999	Mr. Kody has served as a director of the Corporation since it was formed in 2002 and has served as a director of the Bank since it was organized in 1999. Since 1994, Mr. Kody has owned and operated a network of automobile dealerships and related businesses in Maryland and Virginia. Mr. Kody graduated from the University of Virginia with a B.A. degree in economics and

	Served
Name (Age)	Since (1)	Previous Business Experience
		government and attended the University of Virginia’s McIntire School of Commerce. Mr. Kody’s experience has enabled him to successfully start, purchase and manage business enterprises of a variety of sizes. His particular skills in management, finance, negotiations and investments have been critical to his success and are invaluable attributes with respect to his service on the Board.

Class III Nominee (To Serve Until the 2011 Annual Meeting)

Martin S. Friedman (41)	2009	Mr. Friedman was appointed to the Board of Directors of the Bank and of the Corporation effective September 22, 2009. He was recommended to the Nominating & Governance Committee by a non-employee director. Mr. Friedman was known by the nominating Director and Chief Executive Officer for at least 5 years primarily through his role in the bank investment community and as a shareholder of the Company. He was also known to all of the directors as he previously made a presentation to the Board on bank investment matters in connection with his business, FJ Capital Management. FJ Capital Management has been a depositor of the bank since the concern commenced operations. Mr. Friedman is co-founder and serves as CEO of FJ Capital Management, an investment fund firm based in Arlington, Virginia, since 2008. He was previously Director of Research for Friedman, Billings, Ramsey Group, a research and securities trading firm, from 1998 to 2007. Prior to that, he was a securities analyst with the same firm from 1992 to 1998. Mr. Friedman served on the Board of Directors for Guaranty Savings Bank in Metairie, Louisiana from 2008 to 2009. Mr. Friedman graduated from the University of Maryland with a B.S. degree in Finance. Mr. Friedman brings to the Board 18 years of experience in and around the commercial and investment banking industries, in which he applied and developed skills in financial analysis with an expertise in financial institutions, corporate finance, SEC and banking compliance and management.

Class I Directors (Serving Until the 2012 Annual Meeting)

Michael W. Clarke (48)	1999	Mr. Clarke has served as President, Chief Executive Officer and a director of the Corporation since it was formed in 2002 and has served as President, Chief Executive Officer and a director of the Bank since it was organized in 1999. Prior to joining the Bank, Mr. Clarke served as Chief Credit Officer of Patriot National Bank from its inception in 1990 until the company was sold in 1997 and remained with United Bank in the same capacity through 1998. Prior to joining Patriot, Mr. Clarke was Vice President of commercial lending at Crestar Bank in Alexandria, Virginia, from 1985 to 1989. Mr. Clarke graduated from Virginia Tech with a B.S. degree in finance. Mr. Clarke is a director of the Virginia Tech Foundation and serves on its Audit Committee. Mr. Clarke brings to the Board 25 years of experience in the skilled front line delivery of banking products, credit risk management, corporate finance, capital management and management of banking operations at all levels.

James L. Jadlos (44)	2000	Mr. Jadlos has served as a director of the Corporation since it was formed in 2002 and has served as a director of the Bank since May 23, 2000. Mr. Jadlos was previously CEO of McDash Analytics,

	Served
Name (Age)	Since (1)	Previous Business Experience
		LLC, a provider of data services to support the mortgage industry, from 2003 until it was sold to Lender Processing Services, Inc. in 2008, where he is now Chief Operating Officer of their LPS/Applied Analytics division. Mr. Jadlos is also the lead principal of Griffin Capital Partners, Inc. based in Denver, Colorado, which is an advisor to mortgage companies and banks on a nationwide basis with respect to the valuation, sale and brokerage of mortgage assets. Mr. Jadlos graduated from the University of Virginia with a B.A. degree in economics. Mr. Jadlos’ 20 years of experience in and supporting the mortgage industry along with his experience in the creation and management of several emerging business enterprises have been critical to his success and are invaluable to the Board of Directors.

Class III Director (Serving Until the 2011 Annual Meeting)

John W. Edgemond (48)	1999	Mr. Edgemond has served as a director of the Corporation since it was formed in 2002 and has served as a director of the Bank since it was organized in 1999. Mr. Edgemond is the owner and president of Greenworks Landscaping, a contract landscape and retail nursery in Chantilly, Virginia, which he founded in 1987. Prior to that time, Mr. Edgemond operated as a sole proprietor in the landscape business in Northern Virginia. Mr. Edgemond graduated from the University of California at Davis with a B.S. degree in plant science. Having started his business as a sole proprietor more than 25 years ago, Mr. Edgemond brings to the Board his hands-on business experience in sales, marketing, financial and human resource management, bank investment, and as a small business borrower and depositor throughout the business life cycle, which experience has been critical to his success.

(1)	Includes term as a director of the Bank prior to the reorganization in which the Corporation became the holding company for the Bank.
Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees recommended by the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS II AND III DIRECTORS.
PROPOSAL TWO
RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
          BDO Seidman, LLP served as the Corporation’s independent public accountants for the fiscal years ended December 31, 2007, 2008 and 2009, and has been selected by the Audit Committee as independent public accountants for the Corporation for the fiscal year ending December 31, 2010. In the event the selection of BDO Seidman, LLP is not ratified by the shareholders, the Audit Committee will consider a change in independent public accountants for the fiscal year ending December 31, 2011.
          If not otherwise specified, proxies will be voted in favor of ratification of the selection of BDO Seidman, LLP. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP TO SERVE AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
     The current Board of Directors is comprised of six members, a majority of whom are “independent,” as defined by the listing standards of the NASDAQ Stock Market, Inc. (“Nasdaq”). The Board of Directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with the Corporation that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors during 2009 were Messrs. Babbitt, Edgemond, Jadlos, Kody, Jacques Rebibo and Martin S. Friedman. Mr. Rebibo resigned from the Board of Directors effective February 1, 2009 and Mr. Babbitt resigned from the Board of Directors effective August 19, 2009. Mr. Friedman was appointed to the Board of Directors effective September 22, 2009. The current independent directors are Messrs. Edgemond, Jadlos, Kody and Friedman.
     During 2009, there were 12 meetings of the Board of Directors of the Corporation. Attendance at Board meetings and Board committees was in person or by telephone. During the periods they served on the Board, all of the directors attended at least 75% of all meetings of the Board and Board committees on which he served. When directors are unable to attend a meeting, it is the Corporation’s practice to provide all meeting materials to the director, and the Chief Executive Officer (“CEO”) consults and apprises the director of the meeting’s subject matter, or the Committee Chair apprises the director if it is a committee on which the CEO does not serve.
     The Corporation has not adopted a formal policy on directors’ attendance at our annual meetings of shareholders, although all board members are invited and encouraged to attend and, historically, most have done so. Five of the six board members serving as of the 2009 Annual Meeting of Shareholders attended the meeting.
     Board Leadership Structure and Role in Risk Oversight. Prior to February 1, 2009, the positions of Chairman of the Board and CEO were separated with an independent director serving as Chairman and the CEO being responsible for directing the day-to-day affairs of the Corporation. With the resignation of Mr. Rebibo, who served as Chairman, the CEO was appointed Chairman and Mr. Edgemond was named Lead Independent Director. In the long term, the Board believes the interests of the Corporation will be best served with the CEO and Chairman positions separated. The dual role served by the current CEO is considered temporary. The Board desires to fill the Chairman role in the future with an independent candidate as the Board wishes to expand its size in the future. The Lead Independent Director’s role is to preside over Executive Sessions and serve as the primary spokesperson of the Board, independent of management or the employee directors. The Lead Independent Director is actively involved in risk oversight as the same individual serves as Chairman of the Audit Committee.
     While the Board is responsible for risk oversight as part of its overall duties, the Audit Committee organizes and sets the tone for risk management in the Corporation. The Audit Committee maintains a robust charter and oversees the internal and external audit programs, including loan review, to ensure appropriate integrity and controls are in place. The Audit Committee reviews and adopts enterprise–wide risk assessments, approves all audit contractors and audit engagements, and reviews and evaluates the work product of all auditors designed to monitor the effectiveness of policies and controls and identify potential weaknesses and the status of remediation efforts for previously identified weaknesses or potential weaknesses. The Audit Committee excludes and operates independently of the Chairman and CEO.
     The Board meets regularly in Executive Sessions, excluding any employee director or member of Management, and includes the independent public accountant in those sessions no less than annually. The partner in charge of the public accounting firm communicates independently with the Audit Committee Chair on a quarterly basis.
     The Board of Directors has standing Audit, Nominating and Governance, Compensation, and Loan Committees.
     Nominating and Governance Committee. Members of the Nominating and Governance Committee during 2009 were Messrs. Edgemond, Babbitt, Jadlos, Kody and Rebibo, each of whom was independent under the Nasdaq listing standards. Mr. Rebibo resigned from the Board of Directors on February 1, 2009 and Mr. Babbitt resigned from the Board of Directors on August 19, 2009. The current members of the committee are Messrs. Kody (Chair), Edgemond, Jadlos and Friedman, each of whom is independent under the Nasdaq listing standards. Mr. Edgemond was Chair of the committee until October 20, 2009, when Mr. Kody was appointed Chair. Mr. Friedman was appointed to the committee on February 16, 2010. The committee met four times in 2009. The committee is responsible for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors and for evaluating the Board’s structure, personnel, committee composition and general governance processes. The committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations — Governance Documents”. The Board of Directors reviews and reassesses the adequacy of this charter annually.
     Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on company matters. In addition, in accordance with the Corporation’s bylaws, no person may be nominated to be or elected a director who would be 70 or older on the date of election. Although the Nominating and Governance Committee Charter does not set forth a formal policy regarding diversity, the committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, to the Corporation and to its shareholders. The committee evaluates each candidate’s qualities in the context of how that candidate would relate and contribute to the Board of Directors as whole to ensure an appropriately diverse group that reflects the needs of the Board of Directors and Corporation at that time. The committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, results of personal and business reference interviews and other relevant information. Candidates whose evaluations are favorable are then recommended by the committee for selection by the full Board. The full Board then selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.
     The Board has concluded that each director and director nominee possesses the personal traits described above. In considering the directors’ and director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes that each director and director nominee possesses are discussed in the table under Proposal One Election of Directors on page 4.
     While there are no formal procedures for shareholders to submit director candidate recommendations, the Nominating and Governance Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary at the Corporation’s principal office in Reston, Virginia and must be received by January 31, 2011 in order to be considered by the Nominating and Governance Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Governance Committee.

     In addition, in accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if advance notice of the nomination is provided in writing. Notice of any such shareholder nominations for the next annual election of directors must be received by the Corporation’s Secretary at the Corporation’s principal office in Reston, Virginia, no later than March 15, 2011, provided that notice of nominations shall not be required to be made more than 90 days prior to the date of the 2011 Annual Meeting.
     In order to be valid, notice of a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors, including the amount and nature of the nominee’s beneficial ownership of the Corporation, the nominee’s principal occupation for the past five years, his or her age and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director; and (6) the written consent of each nominee to serve as a director if elected.
     Compensation Committee. Members of the Compensation Committee during 2009 were Messrs. Jadlos, Babbitt, Edgemond, Kody and Rebibo, each of whom was independent under the Nasdaq listing standards. Mr. Rebibo resigned from the Board of Directors on February 1, 2009 and Mr. Babbitt resigned from the Board of Directors on August 19, 2009. The current members of the committee are Messrs. Jadlos (Chair), Edgemond and Kody, each of whom is independent under the Nasdaq listing standards. The committee met three times in 2009. The committee is responsible for recommending the level of compensation of each executive officer of the Corporation and its subsidiaries, the granting of equity based compensation, employment agreements and other employee compensation plans for approval by the full Board of Directors, except that the Chief Executive Officer is not present during deliberations or voting with respect to his compensation, and the Executive Vice President / Chief Credit Officer is not present during deliberations or voting with respect to his compensation. The committee operates pursuant to a written charter adopted by the Board of Directors, which the committee reviews and reassesses annually and recommends any changes to the Board of Directors for approval. The charter is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations — Governance Documents”.
     Audit Committee. Members of the Audit Committee during 2009 were Messrs. Babbitt, Edgemond, Jadlos, Kody and Rebibo, each of whom satisfied the independence requirements and financial literacy requirements of the Nasdaq listing standards and SEC regulations applicable to audit committee members. Mr. Rebibo resigned from the Board of Directors on February 1, 2009 and Mr. Babbitt resigned from the Board of Directors on August 19, 2009. The current members of the committee are Messrs. Edgemond (Chair), Jadlos and Kody, each of whom satisfies the independence requirements and financial literacy requirements of the Nasdaq listing standards and SEC regulations applicable to audit committee members. Mr. Babbitt was Chair of the committee until his resignation on August 19, 2009. On October 20, 2009, Mr. Edgemond was appointed Chair.
     While the Board of Directors believes that all of its Audit Committee members have the necessary experience and level of financial sophistication to serve effectively on the Audit Committee, the Board has determined that the Corporation does not currently have an “audit committee financial expert,” as defined by the SEC’s rules and regulations, serving on the Audit Committee. Nevertheless, the Board of Directors believes that the cumulative experience of the directors serving on the Audit Committee is adequate to provide appropriate oversight of the Corporation’s and the Bank’s audit functions. The members of the Audit Committee have significant management and financial oversight experience in businesses of various size and complexity across a variety of industries. In addition, all members of the Audit Committee have past employment experience in finance or accounting or comparable experience which results in each individual’s financial sophistication.

     The Audit Committee assists the Board in its oversight duties with respect to financial reporting, internal controls and other matters relating to corporate governance. The Audit Committee reviews and approves various audit functions including the year-end audit performed by the Corporation’s independent public accountants. The Audit Committee met seven times during 2009. The committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”. See Report of the Audit Committee on page 29.
     Code of Ethics. The Corporation has adopted a Code of Ethics that applies to its directors, executives and employees. The Corporation’s Code of Ethics is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations — Governance Documents”.
Shareholder Communications with the Board of Directors
     Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors/Individual Director, c/o Corporate Secretary, Access National Corporation, 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191. All shareholder communications must be written and should contain the address, telephone number and email address, if any, of the person submitting the communication. All shareholder communications will be delivered to their addressees. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Secretary or CEO.
Executive Officers Who Are Not Directors

	Executive
	Officer
Name (Age)	Since	Current Position	Previous Business Experience
Charles Wimer (65)	2000	Executive Vice President and Chief Financial Officer, Access National Corporation and Access National Bank.	Mr. Wimer has served as Executive Vice President and Chief Financial Officer of the Corporation since April 2002 and has served as Executive Vice President and Chief Financial Officer of the Bank since January 2000.

Dean F. Hackemer (45)	2004	Senior Vice President, Access National Bank; President and Chief Executive Officer, Access National Mortgage Corporation.	Mr. Hackemer has served as Senior Vice President of the Bank and President of Access National Mortgage Corporation since September 2004 and Chief Executive Officer of Access National Mortgage Corporation since 2005. Prior to his current role, Mr. Hackemer served as Executive Vice President and Chief Operating Officer of the mortgage company from 2002 to 2004, and as a loan officer, Vice President and Senior Vice President of Mortgage Investment Corporation from 1992 to 2002. Mr. Hackemer graduated from the University of Virginia with a B.A. degree in economics. Mr. Hackemer has over 22 years of banking and mortgage banking experience.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and General Objectives
     The overall objective of the Corporation’s various compensation programs is to attract and retain skilled personnel. The Corporation believes the attraction and retention of skilled professionals has been the single most important contributing factor to the Corporation’s success since its inception. The Corporation recruits for and places high performance expectations upon its personnel. In order to attract highly skilled personnel, the Corporation aims to provide attractive compensation plans that allow top performing personnel to be well compensated when compared to local bank competitors.
     The Compensation Committee periodically assesses the overall compensation provided to its employees, executives and directors against a variety of benchmarks to provide points of reference. The Compensation Committee examines industry sponsored studies, industry white papers, reports in trade publications and practices within individual companies, composites and subgroups of publicly traded banking companies. In reviewing these various data sources, the Compensation Committee examines and considers not only the absolute value of each element of compensation and the total compensation, but also the allocation of each element within the total. The Compensation Committee does not rely upon any single source or formula to explicitly benchmark and determine the pay of its employees and executives.
     For this discussion, compensation benefits may be characterized as current compensation and long-term compensation. The Corporation’s current compensation is designed to provide employees with current cash compensation that compares favorably against local bank competitors but is not necessarily the highest. Examples of current compensation are base salaries, commissions and cash bonuses. Employees and officers responsible for revenue production and executive duties are compensated more highly than back office and administrative employees. Long-term compensation benefits are designed to provide each employee with the opportunity to create long-term wealth and financial security. Examples of long-term compensation include option awards and retirement plan contributions. Select long-term compensation benefits also serve to align the employee’s long-term interests with that of the Corporation’s shareholders. Furthermore, the Corporation fosters, and in some instances requires, ownership in the Corporation and use of the Corporation’s products and services by personnel at all levels.
     Compensation of executive officers is based upon the Compensation Committee’s review of the performance and qualifications of each executive in the context of the business environment, defined job responsibilities, goals and objectives, and is established at least annually. Total compensation of each executive is comprised of base salary and performance-based compensation consisting of annual cash bonuses and stock option awards. In addition, each executive is entitled to participate in all other Corporation-provided benefits such as health and life insurance coverage and the retirement savings plan. The basic compensation arrangement, as well as other covenants and terms designed to protect and benefit the interests of both parties, are set forth in employment contracts.
Compensation Programs as They Relate to Risk Management
     The Compensation Committee and Board believe the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation. The business of banking and the delivery of financial services involves a high degree of risk, and risk management is an integral ingredient to a successful enterprise in this industry. The Corporation places a priority on fundamental building blocks to guard against excessive risk taking as follows: 1) Comprehensive Board approved policies and procedures are in place that define risk limits, approval authorities, exception processes and reporting thereof; 2) An effective audit program is in place that includes an enterprise-wide risk management assessment, monitoring and testing program; and 3) Employees and management are held to standards of personal and professional conduct and standards with respect to industry sanctions or investigations, adverse personal financial circumstances, credit, issues with municipal and taxing authorities or creditors or criminal backgrounds.
     The Corporation does not have any compensation arrangements whereby any individual at any level has direct or individual authority over any decision that directly enriches their income. The Corporation does employ individuals who work on a commission or incentive basis. There are enhanced quality control and audit programs contained in the Audit Committee’s audit program that monitor the quality and performance of business generated by such individuals to guard against potential abuse of such programs.
Board Process
     The Compensation Committee of the Corporation’s Board of Directors is responsible for recommending and administering compensation of the Corporation’s executive officers, including the named executive officers and directors. The Committee is comprised of all of the non-employee “independent” directors, as such terms are defined by the SEC and the Nasdaq listing standards. The Committee operates pursuant to a written charter adopted by the Board of Directors. The Committee reviews and reassesses this charter annually and recommends any changes to the Board of Directors for approval.
     Under the 2009 Stock Option Plan, the Committee may delegate all or part of its duties and obligations to a designated officer(s) to administer the plan with respect to awards to employees who are not subject to Section 16 of the Exchange Act. The Compensation Committee has delegated authority to the CEO or joint authority to the CFO and CCO to authorize option awards for the purpose of recruiting and retaining non-executive officers and employees of the corporation. The Committee historically has not used the services of a compensation consultant with respect to executive and/or director compensation matters, and did not do so for 2009, and does not currently plan to do so for 2010.
     The Compensation Committee monitors the compensation environment by reviewing information from various trade resources and publications. The CEO prepares a spreadsheet of data for each executive officer based on performance, and with that, the Committee commences its work to prepare for annual reviews, performance evaluations, bonus awards and salary adjustments early in the fourth quarter of each year. The Committee begins by reviewing past practices and any current issues that have been brought to light that may affect the decision process. With the assistance of the CEO and the Corporate Secretary, the Committee Chair prepares draft evaluations of each named executive officer that outlines performance assessments and the various components of compensation. The drafts are reviewed by the Compensation Committee and refined as the year end financial statement closing process proceeds in January of the year following the performance period. The CEO also submits a draft of option award recommendations for all officers and employees other than the named executive officers. Generally, by the time the Board of Directors meeting takes place in January, the financial statements are deemed to be final and the Compensation Committee has finalized its recommendations for action by the full Board of Directors. The Board reviews the recommendations, makes any changes and approves the compensation elements at the same meeting as the financial statements are considered final. Payment of annual cash bonuses is deferred until the financial statement audit is complete.
Employment Agreements and Potential Payments Upon Termination or Change in Control
     The Corporation does not have any employment agreements with its executives. All executive officers are presently serving under employment agreements with the Bank or its subsidiaries as outlined below.
     Effective January 1, 2005, the Bank and Mr. Clarke entered into an employment agreement under which Mr. Clarke serves as President and CEO of the Bank for a current annual base salary of $315,000, subject to annual increases at the discretion of the Board of Directors. The performance review for 2009 resulted in a 5% base salary increase for 2010 over 2009. In addition, the agreement provides for an annual cash performance bonus of up to 100% of base salary, an annual grant of up to 10,000 stock options issued at market value and other benefits including life insurance, family health insurance, disability insurance coverage and privileges generally provided to executives, as well as vacation and reimbursement of reasonable business expenses.
     Mr. Clarke’s agreement was originally for a term of five years ending December 31, 2009, with automatic two year renewals unless at least 120 days advance notice of nonrenewal is provided prior to the end of the initial term or any extended term. The contract was automatically renewed for two years on December 31, 2009. Mr. Clarke serves at the pleasure of the Bank’s Board of Directors. If, during the term of the agreement, the Bank terminates Mr. Clarke’s employment without cause (as defined in the agreement) or Mr. Clarke terminates his employment for good reason (as defined in the agreement), Mr. Clarke will be entitled to a lump sum payment equal to 1.99 times his trailing base and cash bonus compensation as paid over the 12 months preceding the termination date. Additionally, Mr. Clarke will be entitled to any bonuses that would have been paid, and medical, life and disability insurance (subject to elimination if Mr. Clarke becomes employed and has substantially similar coverage available to him), until the expiration date of the agreement. If Mr. Clarke’s employment is terminated voluntarily by him within 180 days after a change in control (as defined in the agreement), he is entitled to the same benefits as if his termination were not for cause. The agreement also contains non-competition covenants for a period of one year following termination of Mr. Clarke’s employment other than a termination by the Bank without cause or by Mr. Clarke for good reason (except that in the case of a termination in connection with a change of control, the covenants will apply). If Mr. Clarke’s employment is terminated by his disability (as defined in the agreement) or death, he or his estate will be paid his base salary and bonus payments accrued to him prior thereto, as well as any bonuses that would have been paid for a period of six months after his disability or death. In the event of termination other than for cause, Mr. Clarke is entitled to health insurance benefits for the shorter of the remainder of the term of the agreement or until he is reemployed where there are substantially similar benefits available. Finally, the agreement contains a covenant requiring Mr. Clarke to maintain ownership in the Corporation’s common stock in an amount no less than $1,250,000 (five times his initial base salary under the agreement) for so long as the agreement remains in effect.
     Effective January 1, 2005, the Bank and Mr. Shoemaker entered into an employment agreement under which Mr. Shoemaker serves as Executive Vice President and Chief Credit Officer (CCO) of the Bank. The contract was automatically renewed for two years on January 1, 2010. The terms of Mr. Shoemaker’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows. Mr. Shoemaker’s current annual salary is $252,000, his annual performance cash bonus opportunity is up to 60% of his base salary, and he may receive an annual grant of up to 7,000 stock options issued at market value. The performance review for 2009 resulted in a 5% base salary increase for 2010 over 2009. The lump sum payment due for termination by the Bank without cause or Mr. Shoemaker’s termination for good reason or in connection with a change in control is equal to 1.25 times his trailing base and cash bonus compensation as paid over the 12 months preceding the termination date. In the event of termination other than for cause, Mr. Shoemaker is entitled to health insurance benefits for the shorter of the remainder of the term of the agreement or until he is reemployed where there are substantially similar benefits available. The agreement requires Mr. Shoemaker to maintain ownership in the Corporation’s common stock in an amount no less than $487,500 (two and one half times his initial base salary under the agreement) for so long as the agreement remains in effect.
     Effective January 1, 2000, the Bank and Mr. Wimer entered into an employment agreement under which Mr. Wimer serves as Executive Vice President and Chief Financial Officer (CFO) of the Bank. The original term was for five years, with automatic two year renewals unless at least 120 days advance notice of nonrenewal is provided prior to the end of a term. The contract was automatically renewed for two years on January 1, 2009. The terms of Mr. Wimer’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows. Mr. Wimer’s current annual salary is $200,000 and, although not included in the written employment agreement, his annual cash performance bonus opportunity is up to 30% of his base salary. The performance review for 2009 resulted in a 4.2% base salary increase for 2010 over 2009. If, during the term of the agreement, Mr. Wimer’s employment is terminated without cause or Mr. Wimer terminates his employment with good reason or in connection with a change in control, Mr. Wimer will be entitled to continue receiving his base salary payable at regular paydays for one year (or if the employer chooses or the termination is in connection with a change in control, a lump sum severance payment in an equivalent amount) and, to the extent eligible, to receive any commissions or bonuses earned prior to the date of termination. In addition, Mr. Wimer will be entitled to bonuses that would have been paid, and medical, life and disability insurance (subject to elimination if Mr. Wimer becomes employed and has substantially similar coverage available to him), until the expiration date of the agreement. The agreement contains no covenant requiring Mr. Wimer to maintain any ownership in the Corporation’s common stock.
     Effective January 1, 2005, and amended May 11, 2007, Access National Mortgage Corporation and Mr. Hackemer entered into an employment agreement under which Mr. Hackemer serves as President and Chief Executive Officer of the Mortgage Corporation and Senior Vice President of the Bank. The terms of Mr. Hackemer’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows. The original term was for three years ending December 31, 2007, with automatic one year renewals. The contract was automatically renewed for one year on January 1, 2010. Mr. Hackemer’s annual base salary is currently

$302,000 and his annual cash performance bonus opportunity is up to 100% of his base salary. The performance review for 2009 resulted in a 4.1% base salary increase for 2010 over 2009. If, during the term of the agreement, Mr. Hackemer’s employment is terminated without cause or Mr. Hackemer terminates his employment for good reason or in connection with a change in control (as defined in the agreement), Mr. Hackemer will be entitled to a lump sum payment equal to 1.25 times his trailing base and cash bonus compensation as paid over the 12 months preceding the termination date. The agreement also contains non-competition covenants for the shorter of 12 months or the remaining term of the agreement following termination of his employment other than by the employer without cause or by Mr. Hackemer with good reason (except that in the case of a termination in connection with a change in control, the covenants will apply). If Mr. Hackemer’s employment is terminated by his disability (as defined in the agreement) or death, he or his estate will be paid all compensation accrued to him prior thereto, including a pro rata portion of the annual bonus assessed as of his date of termination. The agreement contains no covenant requiring Mr. Hackemer to maintain any ownership in the Corporation’s common stock.
     The Corporation presently utilizes the following elements of compensation that are discussed generally and specifically as it relates to its named executive officers.
Base Salaries
     As the practice is customary in the financial services industry, the Corporation chooses to pay base salaries on regular intervals to reward employees for their qualifications and the discharge of duties in tending to daily affairs of the Corporation. The Corporation expects base salaries to provide its employees with adequate cash flow to afford a lifestyle commensurate with their professional status and accomplishments. Certain sales personnel receive commissions as their primary compensation in lieu of salaries in order to reward successful sales efforts. The Corporation determines base salaries within the framework of general practices within the industry and considers individual duties and responsibilities in making salary determinations. Salary adjustments are made from time to time to reward performance against periodic goals and expanding the scope of activity and responsibility. As noted previously, it is the Corporation’s desire and intention for the base salaries of its personnel to fall within the higher end of the general practices of local bank competitors. Base salaries are the most important element of compensation as many other elements discussed in this Compensation Discussion and Analysis are determined based upon the underlying base salary of the employee or executive.
     For officers and employees other than the named executive officers, salaries are administered under policies and guidelines set forth by management that are deemed reasonable for the nature of each employee’s responsibility, business conditions, skills, and performance. Generally all employees receive a competitive base salary commensurate with their skills, experience and responsibilities. The Corporation has a Salary Administration Program that is managed by the Director of Human Resources that ensures that properly documented performance reviews and salary adjustments are made in time intervals that are appropriate.
     The current base salaries and results of annual review adjustments for the Corporation’s named executive officers are explained above in the summary of the Employment Agreements. The evaluation criteria for named executive officer base salary adjustments are substantially similar to and reviewed at the same time as the performance factors described under the Cash Bonus section that follows.
     With respect to base salary increases and awards of stock options, which are granted at the discretion of the Board, the Committee subjectively evaluates the factors in their totality and does not employ a formula which predetermines the relative weighting of the factors.
Cash Bonuses (Non-Equity Incentive)
     The Corporation’s practice is to award cash bonuses annually to its officers and other select employees based upon satisfaction of selected performance objectives during the preceding year. This practice is designed to encourage executives and employees to reach and exceed financial and non-financial goals in the continuing development of the Corporation’s business. The Corporation pays this compensation element to motivate performance that advances the ongoing interests of its shareholders.

     With respect to performance-based cash bonuses, the named executive officers of the Corporation (other than the President of the Mortgage Corporation) are primarily evaluated based upon the 5 quantitative and qualitative assessment factors indicated below. Under each assessment factor, there are sub-components that are rated on a scale of 0-5, with 0 indicating “Failure to Perform” and 5 indicating “Outstanding” performance. The sub-components are then aggregated into a composite rating or average resulting in a 0-5 rating for each of the broader assessment factors. The assessment factors are then aggregated into an overall composite or average rating that is applied toward the eligible base cash bonus as set forth in the executive’s employment contract. There is no minimum payment threshold.
•	Regulatory Exam / Audit results. The maximum bonus award would be achieved by maintaining high ratings against corporate objectives in all of the sub-components.
•	Regulatory Exams

•	Internal Audit Results

•	External Audit Results
•	Asset Quality. The maximum bonus award would be achieved by maintaining outstanding ratings in Regulatory and Loan Reviews as well as outstanding asset quality measures compared against various peer groups.
•	Regulatory Assessment

•	Loan Review

•	Past Dues

•	Non-Performing Assets

•	Charge Offs
•	Return on Equity. The maximum bonus award would be achieved by both meeting budget goals and outperforming peers.
•	Budget

•	Peers
•	General Budget Performance. The maximum bonus award would be achieved by meeting or exceeding budget goals.
•	Net Income — consolidated

•	Net Income — Bank only before tax and provision for loan losses

•	Asset Growth
•	Leadership, Governance and Relationships. The maximum bonus award would be achieved by ratings of outstanding in each of the sub-components.
•	Quality

•	Productivity

•	Knowledge

•	Reliability/Timeliness

•	Attendance

•	Initiative

•	Creativity

•	Working Relationships

•	Adherence to Policies and Plans
When evaluating the performance in Asset Quality and Return on Equity, the Compensation Committee assesses data from the following sources:
•	All FDIC-insured commercial banks with assets between $100 million and $1 billion. The data is released quarterly by the FDIC (www2.fdic.gov/qbp) and summarizes the averages of key data points for approximately 3,798 commercial banks. The average asset size of banks within the group was $1.104 billion compared to the Bank’s reported total assets of $667 million as of September 30, 2009. This data source is focused upon operating commercial banks and is used to compare performance of the Corporation’s subsidiary bank, exclusive of the holding corporation.

•	Selected small capitalization ($700 million or less) community banks and thrifts as published by Scott & Stringfellow, Inc. This peer data contains performance statistics for the following 46 consolidated public holding companies of banks and thrifts, including Access National Corporation, in the Southeastern United States: American National, Bank of Granite, BNC Bancorp, C&F Financial, Capital Bank, Capital City Bank Group, Cardinal Financial, CenterState Banks of Florida, Central Virginia, Citizens South, City Holding Company, Community Banker’s Trust, Community Capital, Crescent Financial, Eagle Bancorp, Eastern Virginia, Fauquier Bankshares, Fidelity Southern Bancorp, First Bancorp, First Community Bankshares, First Community Corporation, First Mariner, First Security Group, First South Bancorp, First United Corporation, FNB United Corporation, Green Bankshares, Hampton Roads Bankshares, Middleburg Financial, National Bankshares, NewBridge Bancorp, Old Point Financial, Peoples Bancorp, Pinnacle Financial Partners, Sandy Spring Bancorp, Savannah Bancorp, SCBT Financial, Shore Bancshares, Southern Community Financial, StellarOne Corporation, Summit Financial Group, TIB Financial, Virginia Commerce, WesBanco and Yadkin Valley Financial. The Corporation’s total assets of $695 million as of September 30, 2009 fall below the peer group average of $1.825 billion. The peer group is used to obtain additional public data of consolidated bank holding companies that is not tracked for operating banks through the FDIC source listed above.
     Evaluations of the named executive officers also have a subjective element, at the full discretion of the Board. In addition to the base cash bonus, an additional amount of cash bonus may be awarded under this subjective evaluation and is intended to reward exceptional performance in areas such as Return on Equity, Return on Assets and stock price, both at nominal levels and in relation to peers.
     The employment agreement of the President and Chief Executive Officer of the Bank provides that he is eligible to receive an annual cash bonus in an amount up to 100% of his base salary, based on an evaluation by the Board of Directors (delegated to the Compensation Committee) of the performance factors listed above. In addition to the base cash bonus, an additional amount may also be awarded that is intended to reward exceptional performance in areas such as Return on Equity, Return on Assets and stock price, both at nominal levels and in relation to peers, at the sole discretion of the Committee. Based upon the Committee’s evaluation of 2009 performance, Mr. Clarke received a composite evaluation of 4.33 and was awarded a cash bonus of $129,500 as a base level award and $150,000 as an additional discretionary amount for strong performance in Return on Average Assets and Return on Average Equity compared to the peer data discussed on page 15, the total of which represented 93.2% of his base salary for 2009. The discretionary portion of the bonus, net of taxes, will be invested in the Corporation’s Dividend Reinvestment and Stock Purchase Plan. The bonus was paid in the first quarter of 2010.
     The employment agreement of the Executive Vice President, Chief Credit Officer of the Bank provides that he is eligible to receive an annual cash bonus in an amount up to 60% of his base salary, based on an evaluation as outlined above. For 2009 performance, Mr. Shoemaker received a composite evaluation of 4.78 and was awarded a cash bonus of $76,253 as a base level award and $73,747 as an additional discretionary amount for strong performance in Return on Average Assets and Return on Average Equity compared to the peer data discussed on page 15, as well as recognition of proactive credit management of the Bank’s portfolio. The total award of $150,000 represented 32.6% of his base salary for 2009. The discretionary portion of the bonus, net of taxes, will be invested in the Corporation’s Dividend Reinvestment and Stock Purchase Plan. The bonus was paid in the first quarter of 2010.
     Although not written in his employment agreement, the understanding with the Executive Vice President, Chief Financial Officer of the Bank provides that he is eligible to receive an annual cash bonus in an amount up to 30% of his base salary, based on an evaluation of the corporate performance factors listed above. Based upon the Committee’s evaluation of 2009 performance, Mr. Wimer received a composite evaluation of 3.44 and was awarded a base level cash bonus of $44,608, and an additional amount at the discretion of the Board of $11,392 to adjust for additional support and contributions provided to the Mortgage Corporation. The total award of $56,000 represented 29.2% of his base salary for 2009. The discretionary portion of the bonus, net of taxes, will be invested in the Corporation’s Dividend Reinvestment and Stock Purchase Plan. The bonus was paid in the first quarter of 2010.

     The President and CEO of the Mortgage Corporation, which position is currently held by Mr. Hackemer, is evaluated based upon the following performance factors of such business unit. Each of the 4 factors is equally weighted. Within each factor are sub-components of performance factors. The same 0-5 rating scales as described above are utilized in Mr. Hackemer’s evaluation. The maximum bonus award would be achieved by meeting or exceeding the budget or established goals in each of the sub-components, and a minimum composite score of 2.5 is required to receive any base level cash bonus.
•	Financial Performance
•	Origination volume

•	Pre-Tax Margins

•	Net Income — Mortgage Corporation, compared to budget

•	Net Income — consolidated Corporation, compared to budget
•	Infrastructure Development / Business Plan Adherence
•	Production objectives

•	Recruiting

•	Expansion of in-bound volume

•	Referral Program with Bank

•	Personnel Development
•	Quality Control Program
•	Regulatory Compliance / Exam

•	Internal Audit Results

•	Repurchases / Indemnifications

•	Investor Scorecards

•	Post-Settlement Documents

•	Delinquency Rates
•	Leadership, Governance and Relationships
•	Quality

•	Productivity

•	Knowledge

•	Reliability/Timeliness

•	Attendance

•	Initiative

•	Creativity

•	Working Relationships

•	Adherence to Policies and Plans
     The employment agreement of the President of the Mortgage Corporation provides that he is eligible to receive an annual cash bonus in an amount up to 100% of his base salary, based on an evaluation of the performance factors listed above. Based upon the Committee’s evaluation of 2009 performance, Mr. Hackemer received a composite evaluation of 4.61, which was above the minimum performance threshold. Mr. Hackemer was awarded a base level cash bonus of $273,921 and in recognition of the Mortgage Corporation’s unprecedented origination volume and profits for the year, as well as continued progress in risk mitigation and containment of counter-party claims, the Compensation Committee awarded Mr. Hackemer a discretionary cash bonus of $88,579 for 2009. The total award of $362,500 represented 125% of his base salary for 2009. The discretionary bonus amount, net of taxes, will be invested in the Corporation’s Dividend Reinvestment and Stock Purchase Plan. The bonus was paid in the first quarter of 2010.
     Cash bonuses that are paid to officers and employees other than the named executive officers are predicated upon similar factors, adjusted for individual job responsibilities. In general, “line” or customer contact personnel are provided the opportunity to earn cash bonuses of up to 25% of their base salary, and administrative and back office positions up to 15% of base salary.

     The cash bonuses as described above are also reported in the Summary Compensation Table under the columns “Bonus” and “Non-Equity Incentive Plan Compensation”, as well as in the Grants of Plan-Based Awards table under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column.
Dividend Reinvestment and Stock Purchase Plan (DRSPP)
     The Corporation maintains a DRSPP as a benefit to its shareholders. Consistent with its philosophy of facilitating employee stock ownership, the Corporation actively facilitates participation in the DRSPP by its officers and employees. The DRSPP is available to all shareholders of the Corporation on the same basis as employees, except that non-employee shareholders cannot use the payroll deduction feature to make optional purchases under the plan. The Corporation facilitates regular payroll deductions and permits after tax bonuses to be used to make purchases under the plan. The plan provides that shares acquired from the Corporation through the plan are purchased at a 5% discount from the market price. Once contributions are made to the plan, the employee participant is free to trade or withdraw funds from the plan in a manner consistent with any other shareholder participant.
     This practice is designed to reward employee stock ownership. The Corporation chooses to provide this element because it believes employee stock ownership motivates the Corporation’s employees to pursue the long-term success of the Corporation and aligns their interests with those of the Corporation’s other shareholders.
     Most of the Corporation’s named executive officers and directors participate in this plan.
Executive Stock Ownership Covenants
     The Corporation requires its President and CEO to maintain ownership of Corporation common stock with an aggregate value equal to no less than $1,250,000 at all times. As of March 31, 2010, his beneficial holdings exceeded the requirement based upon the closing price of $6.131 with an aggregate value of $4,069,108. The Corporation’s CCO is required to maintain ownership of Corporation common stock with an aggregate value of no less than $487,500 at all times. As of March 31, 2010, his beneficial holdings exceeded the requirement based upon the closing price of $6.131 an aggregate value of $2,206,482.
Option Awards
     In recent years, stock options are the only form of equity compensation the Corporation has granted. The Corporation does not grant restricted stock or other forms of equity compensation. The Corporation makes option awards to select officers and employees. The objective of the option awards is to provide long-term compensation that aligns the officers’ and employees’ interests with those of the shareholders in building share value. The Corporation has chosen to pay this element of compensation as it finds it desirable for its employees to generate wealth due to favorable performance of the Corporation’s stock in the future. Furthermore, this long-term benefit helps the Corporation attract and retain high caliber professionals.
     The Corporation’s practice is to grant option awards during the first quarter of each year to reward and recognize performance in the immediately preceding fiscal year. The Board’s schedule is determined several months in advance, and the proximity of any option awards to significant news announcements or other market events is coincidental. The option awards granted in the first quarter of 2010 for performance in 2009 have a 2.5 year vesting period and a 3.5 year term. Vesting requires passage of time and continued affiliation with the Corporation. Vesting does not require any level of future performance. The option awards were priced at the closing price on the award date. The Corporation expects future option awards to have similar vesting, terms and pricing provisions as the awards granted in the first quarter of 2010.
     As outlined in their employment agreements, the CEO and CCO are each entitled to a specific annual option award predicated upon “satisfactory” performance. Satisfactory performance is measured against the same factors described previously under the cash bonus section of this discussion. The following is a summary of the annual maximum and actual awards made to each named executive officer for the year ended December 31, 2009.

Executive	Annual Maximum Award	Actual Award

Michael W. Clarke	10,000	10,000
Robert C. Shoemaker	7,000	7,500
Charles Wimer	n/a	3,500
Dean F. Hackemer	n/a	12,500
     The annual maximum option award amounts for the CEO and CCO were negotiated at the time of their employment agreements based upon a review of industry practices at that time. Award of the options specified under the employment agreements requires “satisfactory” performance. For 2009, Mr. Shoemaker’s performance exceeded the standard of “satisfactory” as evaluated by the Compensation Committee, so he was awarded an additional discretionary award of 500 options in recognition of proactive credit management of the Bank’s portfolio. The awards for the other named executive officers are predicated upon the Compensation Committee’s evaluation of performance of the indicated executive.
     Option awards for officers and select employees other than the named executive officers are administered in a similar manner. The terms are generally the same. The non-executive officer and employee awards are directed towards line personnel and other key support positions. General guidelines of annual awards are up to 10% of the employee’s base salary calculated upon the aggregate exercise price of the award. Awards are predicated upon the employee’s specific performance for the prior year just ended, as well as the overall corporate performance compared against goal objectives.
All Other Compensation
     The Corporation has a 401(k) defined contribution plan available to all employees subject to qualifications under the plan. The plan allows officers and employees of all levels to contribute earnings into a retirement account on a pre-tax basis. In addition, it has been the Corporation’s practice to make discretionary contributions to the plan. In 2009, the Corporation made discretionary contributions to participant accounts equal to 50% of the employees’ contributions. This element of compensation is designed to reward long-term savings and encourage financial security. The Corporation thinks it is in its best interest to encourage its employees to attain long-term financial security through active savings. This compensation benefit is consistent with that philosophy. Furthermore, an attractive retirement plan helps the Corporation attract and retain high caliber professionals. In 2009, each of the Corporation’s named executive officers participated in the 401(k) plan and received matching contributions that are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.
     Certain positions within the Corporation require the Corporation’s officers and employees to travel and incur communications costs. The Corporation generally does not provide perquisites such as Corporation owned vehicles or cellular phones. The Corporation provides its named executive officers with expense allowances that are commensurate with the requirements of the duties and role of the individual within the Corporation’s business and the community. As part of their respective employment agreements, Messrs. Clarke, Shoemaker and Hackemer each receive a flat dollar amount for auto expenses and communication expenses. The objective of these types of compensation benefits is to compensate select employees for use of their personal assets in the discharge of their duties. The Corporation does not “audit” the underlying activity so it is possible that actual expenses incurred by the employee may be more or less than the benefit provided. The amount paid is the Corporation’s estimate of the appropriate cost for the indicated service or asset. The aggregate amount of these benefits is reported on the employee’s Form W-2 and included in the taxable income reported by the Corporation for the employee. The actual costs to the Corporation of providing the auto and communication expense amounts to the Corporation’s named executive officers for 2009 are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table. In 2010, the Corporation’s costs to provide these benefits will be:

	Monthly Expense
Executive	Auto	Communication

Michael W. Clarke	$700	$100
Robert C. Shoemaker	$600	$100
Charles Wimer	-0-	$100
Dean F. Hackemer	$500	$100

The Corporation’s named executive officers participate in and receive the same health insurance benefits as all other employees. However, in order to attract and retain high level executives, the Corporation has found it necessary to pay the amount of the premium that would normally be payable by the employee. The premiums are reported in the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.
Perquisites
     The Corporation does not provide any personal benefits to its named executive officers outside of those discussed above. The Corporation currently does not provide any of the following to any of its named executives: club memberships not used exclusively for business purposes, extraordinary life insurance coverage, personal financial or tax advice, personal travel, housing or living expenses, security services, commuting expenses, or discounts on products or services that are not generally available to all other employees.
Change In Control Benefits
     Change in control benefits for certain named executive officers are detailed under “Employment Agreements and Potential Payments Upon Termination or Change in Control” above. This benefit is designed to compensate executives in the event there is a significant change in the Corporation’s business that effectively renders the executives’ services unnecessary or diminished in stature. The Corporation has chosen to make this benefit available in order to attract and retain the executives. Such benefits are customary in the financial services industry and are designed to provide executives with a liquidity event that can assist them in maintaining their lifestyle while seeking new employment. The re-employment time for high level executives is generally longer than for other professionals. This element of compensation is an important long-term compensation component that facilitates retention in an industry segment that is characterized by high volumes of merger and acquisition activity.
Potential Payments Upon Termination or Change in Control
     The following table shows the estimated payments to or benefits received by each of the named executive officers upon the following termination events or upon a change of control of the Corporation, in each case assuming that each termination event or the change in control occurred on December 31, 2009, and assuming a stock price of $5.90, which was the closing stock price of the Corporation’s common stock on December 31, 2009. The amounts reflected in the following table are estimates, as the actual amounts to be paid to or received by a named executive officer can only be determined at the time of termination or change in control.
     At termination a named executive officer is entitled to receive all amounts accrued and vested under our 401(k) plan according to the same terms as other employees participating in those plans, so these benefits are not reflected in the table below. A named executive officer is also entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer’s employment is terminated. These amounts include earned and unpaid base salary and vested stock or option awards and are not reflected in the table below.

		Employer termination		Employer
		without cause,		termination
		Employee termination		with cause or
		with good cause, or		Employee
		Employee termination		termination	Termination as a
		within 180 days after a		without good	consequence of
		change in control		reason	death or disability
Michael W. Clarke	Post termination compensation	$1,154,449	(1)	$0	$419,250	(7)
	Health care benefits continuation	$36,451	(5)	$0	$0
	Early vesting of unvested options	$19,100	(6)	$0	$19,100	(8)

	Total Value	$1,210,000		$0	$438,350

Robert C. Shoemaker	Post termination compensation	$488,021	(2)	$0	$225,000	(7)
	Health care benefits continuation	$40,758	(5)	$0	$0
	Early vesting of unvested options	$19,100	(6)	$0	$19,100	(8)

	Total Value	$547,879		$0	$244,100

Charles Wimer	Post termination compensation	$248,292	(3)	$0	$84,000	(7)
	Health care benefits continuation	$17,105	(5)	$0	$0
	Early vesting of unvested options	$5,730	(6)	$0	$0

	Total Value	$271,127		$0	$84,000

Dean F. Hackemer	Post termination compensation	$816,146	(4)	$0	$543,750	(7)
	Health care benefits continuation	$23,051	(5)	$0	$0
	Early vesting of unvested options	$14,325	(6)	$0	$0

	Total Value	$853,522		$0	$543,750

(1)	Lump sum payment equal to 1.99x 12 month trailing compensation (salary plus bonus).

(2)	Lump sum payment equal to 1.25x 12 month trailing compensation (salary plus bonus).

(3)	Continuation of salary for 1 year, plus bonus earned and unpaid.

(4)	Lump sum payment equal to 1.25x 12 month trailing compensation (salary plus bonus).

(5)	Continuation of medical, life and disability insurance until the expiration date of the respective employment agreement.

(6)	Options may first be exercised on the date of the change in control.

(7)	Includes any bonus earned and unpaid (2009), plus any bonuses that would have been paid for 6 months following death or disability, which we have assumed to be 50% of the executive’s 2009 bonus award.

(8)	Options may first be exercised after date of cessation from the Board of Directors due to death or disability.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, subsequently recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Proxy Statement.
Compensation Committee:
James L. Jadlos (Chair)
John W. Edgemond
Thomas M. Kody
     The following table summarizes the total compensation for the year ended December 31, 2009 of the Corporation’s Chief Executive Officer, Chief Financial Officer and each of the Corporation’s next two most highly compensated executive officers. The Corporation did not have any other executive officers during 2009. The Corporation refers throughout this Proxy Statement to the individuals in the following table as the named executive officers.

Summary Compensation Table
Fiscal 2009

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensa-	Total
Principal Position	Year	($)[1,3]	($)[1,2]	($)	($)[4]	($)[1,2]	($)	tion ($)[1,5]	($)
Michael W. Clarke,	2009	300,000	150,000	—	17,300	129,500	—	36,075	632,875
President, Chief	2008	285,000	—	—	13,275	97,375	—	33,747	429,397
Executive Officer	2007	285,000	—	—	23,400	50,000	—	30,256	388,656

Robert C.	2009	240,000	73,747	—	17,300	76,253	—	36,529	443,829
Shoemaker, Executive Vice	2008	230,000	17,308	—	9,293	57,692	—	34,806	349,099
President, Chief Credit Officer	2007	222,000	10,632	—	16,380	39,368	—	30,773	319,153

Charles Wimer,	2009	192,000	11,392	—	5,190	44,608	—	26,555	279,745
Executive Vice	2008	185,000	12,008	—	3,319	32,992	—	24,439	257,758
President, Chief Financial Officer	2007	179,375	3,640	—	5,850	21,362	—	20,966	231,193

Dean F. Hackemer,	2009	290,000	88,579	—	12,975	273,921	—	38,501	703,976
Senior Vice	2008	280,000	41,580	—	3,983	238,420	—	34,993	598,976
President, Access National Bank; President, Chief Executive Officer, Access National Mortgage Corporation	2007	279,453	7,500	—	5,850	—	—	30,939	323,742

(1)	Salaries and other cash compensation are paid by Access National Bank or Access National Mortgage Corporation.

(2)	Except for the discretionary portions of annual cash bonuses earned during 2009, 2008 and 2007, annual cash bonuses earned under each named executive officer’s employment agreement based on an evaluation by the Compensation Committee of performance during 2009, 2008 and 2007, respectively, are reported in this table as “Non-Equity Incentive Plan Compensation.”

(3)	Also includes any amounts contributed by the executive to the 401(k) plan.

(4)	The amounts in this column reflect the aggregate grant date fair value of options awarded to each named executive officer during each of 2009, 2008 and 2007 under the 1999 Stock Option Plan, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2009 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2010.

(5)	The amounts in this column for 2009 are detailed in the All Other Compensation table below.

All Other Compensation
Fiscal 2009

	Auto and		Company
	Communication	401(k)	Paid
	Expense	Employer	Insurance
	Allowance	Match[1]	Premiums	Total
Name	($)	($)	($)	($)
Michael W. Clarke	9,600	8,250	18,225	36,075
Robert C. Shoemaker	8,400	7,750	20,379	36,529
Charles Wimer	1,200	8,250	17,105	26,555
Dean F. Hackemer	7,200	8,250	23,051	38,501

(1)	Reflects amounts paid as 401(k) profit sharing match to participating employees.
     The following table summarizes certain information with respect to incentive-based cash bonus awards granted to the named executive officers during or for the year ended December 31, 2009 and reflects the amounts that could have been paid under each such award. The table also reflects option awards granted to the named executive officers in 2010 based on 2009 performance.
Grants of Plan-Based Awards
Fiscal 2009

									All Other Option
								All Other	Awards:	Exercise	Grant Date
					Estimated Possible Payouts			Stock Awards:	Number of	or Base	Fair Value
		Estimated Possible Payouts Under			Under Equity Incentive Plan			Number of	Securities	Price of	of Stock
		Non-Equity Incentive Plan Awards			Awards			Shares of	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum[1,2]	Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards[3]
Name	Date	($)	($)	($)	(#)	(#)	(#)[4]	(#)	(#)	($/Sh)	($)
Michael W. Clarke	—	—	—	300,000	—	—	—	—	—	—	—
	03/23/10	—	—	—	—	—	10,000	—	—	6.09	21,200
Robert C. Shoemaker	—	—	—	144,000	—	—	—	—	—	—	—
	03/23/10	—	—	—	—	—	7,000	—	—	6.09	14,840
	03/23/10	—	—	—	—	—	—	—	500	6.09	1,060
Charles Wimer	—	—	—	57,600	—	—	—	—	—	—	—
	03/23/10	—	—	—	—	—	—	—	3,500	6.09	7,420
Dean F. Hackemer	—	—	—	290,000	—	—	—	—	—	—	—
	03/23/10	—	—	—	—	—	—	—	12,500	6.09	26,500

(1)	Reflects maximum amount that could be earned as a non-equity incentive award based on 2009 performance. The employment agreements of each of the named executive officers (or arrangement, in the case of Mr. Wimer) provide for non-equity incentive awards that do not have a minimum threshold or target payment level. These bonuses can range anywhere from 0 to a specified percent of the named executive officer’s salary (see the “Cash Bonuses (Non-Equity Incentive)” section of the Compensation Discussion and Analysis for specific percentages for each executive).

(2)	All of these maximum amounts are percentages of the individual’s 2009 base salary. The actual amount of the non-equity incentive plan award earned was determined by the Compensation Committee and Board of Directors on March 23, 2010 and paid shortly thereafter and is reported as “Non-Equity Incentive Plan Compensation” for Messrs. Clarke, Shoemaker, Wimer and Hackemer in the Summary Compensation Table on page 22.

(3)	The amounts in this column reflect the grant date fair value of options awarded to each named executive officer under the 2009 Stock Option Plan for 2009, computed in accordance with FASB ASC Topic 718.

(4)	Reflects the maximum number of options to be awarded pursuant to the named executive officer’s employment agreement upon “satisfactory” performance for the year.
     The following table includes certain information with respect to all unexercised options held by the named executive officers at December 31, 2009. On that date, the named executive officers held no shares of restricted stock.
Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards [1]
				Equity
				Incentive
				Plan
	Number			Awards:
	of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option
	Options	Options		Unearned	Exercise	Option
	(#)	(#)		Options	Price	Expiration
Name	Exercisable	Unexercisable		(#)	($)	Date
Michael W. Clarke	10,000 [2]	—		—	$9.58	07/30/10
	—	7,500	[3]		$6.29	07/29/11
	—	10,000	[4]		$3.99	07/27/12
Robert C. Shoemaker	7,000 [2]	—		—	$9.58	07/30/10
	—	5,250	[3]		$6.29	07/29/11
	—	10,000	[4]		$3.99	07/27/12
Charles Wimer	1,500 [5]	—		—	$6.55	03/15/10
	2,500 [2]	—			$9.58	07/30/10
	—	1,875	[3]		$6.29	07/29/11
	—	3,000	[4]		$3.99	07/27/12
Dean F. Hackemer	—	1,000	[5]	—	$6.55	03/15/10
	2,500 [2]	—			$9.58	07/30/10
	—	2,250	[6]		$6.29	07/29/11
	—	7,500	[4]		$3.99	07/27/12

(1)	All options were granted under the 1999 Stock Option Plan. All shares underlying options have been adjusted for all previous stock splits/dividends.

(2)	These options vested on July 30, 2009.

(3)	These options vest on July 29, 2010.

(4)	These options vest on July 27, 2011.

(5)	These options vested on March 15, 2008.

(6)	These options vest on July 29, 2010.

          The table below provides information regarding the value realized by our named executive officers upon the exercise of stock options during 2009. None of the named executive officers held restricted stock that vested during 2009.
Option Exercises and Stock Vested
Fiscal 2009

	Option Awards
	Number of Shares
	Acquired	Value Realized
	on Exercise	on Exercise[1]
Name	(#)	($)
Michael W. Clarke	37,206	94,875
Robert C. Shoemaker	27,282	68,710
Charles Wimer	7,314	18,286
Dean F. Hackemer	—	—

(1)	Value realized is the aggregate number of options exercised multiplied by the closing market price of the Corporation’s common stock on the date of exercise minus the aggregate exercise price paid.
Securities Authorized for Issuance Under Equity Compensation Plans
          The following table sets forth information as of December 31, 2009 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance.
Equity Compensation Plan Information (1)

	(a)	(b)	(c)
Number of securities
	Number of securities to be		remaining available for future
	issued upon		issuance under equity
	exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding options,	(excluding securities reflected
Plan category	warrants and rights	warrants and rights	in column (a))
Equity compensation plans approved by security holders – 1999 Stock Option Plan, as amended in 2003	436,579	$6.44	-0-	(2)
Equity compensation plans approved by security holders – 2009 Stock Option Plan	2,500	$5.96	972,500
Equity compensation plans not approved by security holders	—	—	—

Total	439,079	$6.44	972,500

(1)	All share and dollar per share amounts have been adjusted to give effect to the 10-for-1 stock dividend distributed by the Corporation in June 2001, the 3-for-1 stock dividend distributed in June 2003, and the 2-for-1 stock dividend distributed in December 2005.

(2)	Upon approval of the 2009 Stock Option Plan at the 2009 Annual Meeting of Shareholders, no further shares under the 1999 Stock Option Plan, as amended in 2003, are available for issuance.

Director Compensation
          The compensation philosophy and objectives described earlier also apply to the Corporation’s non-employee directors. The Corporation’s general practice is to pay the directors a basic cash retainer on a quarterly basis that is designed to compensate directors for participation and execution of their basic duties and responsibilities. Beginning in 2006 (for 2005 performance), the Compensation Committee also conducts an annual evaluation of performance under criteria similar to that used for its executive cash bonuses for payment of cash incentives to directors. Incentives are paid in cash, option awards or some combination thereof.
          The Corporation monitors the level of compensation of its non-employee directors in the aggregate and by element as it compares to the compensation of its CEO. The Corporation believes the collective responsibility of the directors is commensurate to that of its CEO, although the duties do not require a full-time level of effort.
          In 2009, the directors were paid a basic retainer of $36,000 each. A prorated portion of this amount was paid to Messrs. Rebibo and Babbitt due to their resignations on February 1, 2009 and August 19, 2009, respectively. Mr. Friedman was appointed to the Board on September 22, 2009 and was also paid a prorated portion of the retainer. Chairman Jacques Rebibo was to receive an additional retainer of $12,000 for 2009, designed to compensate him for the added responsibilities as Chairman. Due to his resignation on February 1, 2009, Mr. Rebibo received a prorated portion of the additional retainer. The collective amount paid to the directors in 2009 was $148,000, which equals 49.3% of the 2009 base salary of the CEO. These amounts are reflected in the Director Compensation table under the column “Fees Earned or Paid in Cash”.
          With respect to incentive payment for performance in 2009, the directors were granted stock option awards of 5,000 each, or 16,250 in the aggregate. Mr. Friedman was appointed to the Board on September 22, 2009 and received a prorated portion of the option awards. The directors also received as a cash incentive $20,000 each, or $65,000 in the aggregate. Mr. Friedman received a prorated portion of the cash incentive. The options awarded for 2009 performance were granted in March 2009 and have a 2.5 year vesting and 3.5 year term, identical to the terms of option awards for executives and other employees.
          The non-employee directors agreed to a basic retainer of $36,000 each for fiscal year 2010 to be paid quarterly, or $144,000 in the aggregate, which equates to 45.7% of the CEO’s base salary for 2010. At the end of 2010 and into the first quarter of 2011, the Compensation Committee expects to evaluate director performance for incentive awards in connection with 2010 performance and set basic compensation for 2011.

          The following table provides compensation information for the year ended December 31, 2009 for each non-employee member of the Corporation’s Board of Directors.
Director Compensation
Fiscal 2009

					Change in
					Pension Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash(2)	Awards	Awards(3)	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)	($)	($)	Earnings	($)	($)
Jacques Rebibo Chairman of the Board(4)	4,000	—	6,920	—	—	—	10,920
J. Randolph Babbitt(5)	24,000	—	6,920	—	—	—	30,920
Thomas M. Kody	56,000	—	6,920	—	—	—	62,920
John W. Edgemond	56,000	—	6,920	—	—	—	62,920
James L. Jadlos	56,000	—	6,920	—	—	—	62,920
Martin S. Friedman(6)	17,000	—	—				17,000

(1)	Messrs. Clarke and Shoemaker are not included in this table as they are employees of the Corporation and thus receive no compensation for services as directors on the Corporation’s Board. The compensation received by Messrs. Clarke and Shoemaker is shown in the Summary Compensation Table on page 22.

(2)	Amounts include cash retainer and cash incentive payments.

(3)	The amounts in this column reflect the grant date fair value of options awarded to each non-employee director during 2009 under the 1999 Stock Option Plan, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2009 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2010. As of December 31, 2009, each non-employee director had the following number of options outstanding: Kody: 42,580; Edgemond: 42,980; Jadlos: 42,580; and Friedman: -0-.

(4)	Mr. Rebibo resigned from the Board on February 1, 2009. Mr. Clarke now serves as the Chairman of the Board.

(5)	Mr. Babbitt resigned from the Board on August 19, 2009.

(6)	Mr. Friedman was appointed to the Board on September 22, 2009.
          The Corporation’s general practice is to pay directors a quarterly cash retainer (Fees Earned or Paid in Cash column) in addition to an annual incentive in the form of cash, options or some combination thereof (Option Awards and Fees Earned or Paid in Cash columns).
          The Compensation Committee is responsible for establishing and administering director compensation, and makes recommendations for the same to the Board of Directors for action/approval. See the Director Compensation and Board Process sections of the Compensation Discussion and Analysis beginning on page 21 for further details.

Compensation Committee Interlocks and Insider Participation
          Members of the Compensation Committee during 2009 were Messrs. Jadlos (Chair), Babbitt, Edgemond, Kody and Rebibo. Mr. Rebibo resigned from the Board of Directors on February 1, 2009, and Mr. Babbitt resigned from the Board of Directors on August 19, 2009. The Compensation Committee is currently composed of Messrs. Jadlos (Chair), Edgemond and Kody. During 2009, none of our executive officers or employees served as a member of our Compensation Committee, and no member of our Compensation Committee has previously served as an executive officer of the Corporation. Further, during 2009 and as of the date of this Proxy Statement, none of our executive officers:
•	served on the compensation committee, or other body performing a similar function, of any entity for which any member of the Compensation Committee served as an executive officer;

•	served as a director of any entity for which any member of the Compensation Committee served as an executive officer; or

•	served as a member of the compensation committee, or other body performing a similar function, of any entity for which one of the Corporation’s directors served as an executive officer.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as Related Parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with parties not related to the Corporation, and do not present more than the normal risk of collectability or other unfavorable terms. These persons and firms were indebted to the Corporation for loans totaling $12,373,000 and $13,984,000 at December 31, 2009 and 2008, respectively. During 2009, total principal additions were $3,124,000 and total principal payments and changes in related parties were $4,375,000. The aggregate amount of deposits at December 31, 2009 and 2008 from directors and officers was $21,032,000 and $19,187,000, respectively.
          Director Thomas M. Kody is married to director James L. Jadlos’ sister.
          The Board of Directors and the Corporation are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities, and recognize that Related Party Transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Corporation and its shareholders. Accordingly, as a general matter, it is the Corporation’s preference to avoid Related Party Transactions. Nevertheless, the Corporation recognizes that there are situations where Related Party Transactions may be in, or may not be inconsistent with, the best interests of the Corporation and its shareholders, including but not limited to situations where the Corporation may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Corporation provides products or services to Related Parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Corporation has adopted written procedures for the review and oversight of Related Party Transactions.
          Related Parties include directors, director nominees, executive officers, shareholders known to own 5% or more of the Corporation’s voting stock, immediate family members of these persons, or any entity owned or controlled by these persons.
          As required under SEC rules, transactions exceeding $120,000 that are determined to be directly or indirectly material to the Related Party are disclosed in the Corporation’s Proxy Statement. The Audit Committee reviews any Related Person Transaction. Any member of the Audit Committee who is a Related Party with respect to a transaction under review does not participate in the deliberations or vote on such transaction.

Related Party Transactions, as defined by the Corporation’s written related party transaction policy, include those that exceed $20,000. It is noted that the definition of “Related Party Transaction”, as it relates to SEC and NASDAQ regulations, refers to transactions exceeding $120,000; however, the Audit Committee has chosen to review and provide oversight to all transactions over $20,000.
          There were no Related Party Transactions in 2009 and are none currently.
          Related Party Transactions with respect to routine banking matters are reviewed in accordance with Regulation O and are not reviewed by the Audit Committee.
AUDIT COMMITTEE
Report of the Audit Committee
          The Audit Committee of the Board of Directors of the Corporation, which consists of directors who meet the independence requirements of the Nasdaq listing standards and applicable SEC regulations, has furnished the following report:
          The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations — Governance Documents”. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.
          The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2009, the Audit Committee:
•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2009 with management and BDO Seidman, LLP, the Corporation’s independent public accountants;

•	Discussed with management, BDO Seidman, LLP and the Corporation’s internal auditors the adequacy of the Corporation’s system of internal controls;

•	Discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T relating to the conduct of the audit; and

•	Received written disclosures and the letter from BDO Seidman, LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO Seidman, LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with BDO Seidman, LLP its independence.
          The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate.
          As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Corporation’s financial reporting, internal controls, risk controls and audit functions. Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves in a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
          Based on the Audit Committee’s review of the audited financial statements and discussions with management and BDO Seidman, LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.
Audit Committee
John W. Edgemond (Chair)
James L. Jadlos
Thomas M. Kody
Audit and Non-Audit Fees
          The following table presents the fees for professional audit services rendered by BDO Seidman, LLP for the audit of the Corporation’s consolidated financial statements for the fiscal years ended December 31, 2009 and 2008 and the fees billed for other services rendered to the Corporation and its subsidiaries by BDO Seidman, LLP during those periods. All services reflected in the following fee table for 2009 and 2008 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

	2009 Fees	2008 Fees
Audit fees	$205,700	$223,700
Audit-related fees	$28,000	$28,260
Tax fees	$4,800	$28,400
All other fees	0	0

	$238,500	$280,360
•	Audit fees: Includes the audit of the Corporation’s annual financial statements and internal controls over financial reporting, and review of the financial statements included in the quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings.

•	Audit-related fees: Includes fees related to employee benefit plan audits, HUD reporting, public deposit reports, and consultation concerning financial accounting and reporting standards and other related issues.

•	Tax fees: Includes fees for preparation of federal and state tax returns.

•	All other fees: None.
          The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of BDO Seidman, LLP, the Corporation’s independent registered public accounting firm.
Audit Committee Pre-Approval Policies
          The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent public accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent public accountants in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to John W. Edgemond, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent public accountants to management.
OTHER BUSINESS
          As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
          If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2011 Annual Meeting, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Corporation’s Secretary at the Corporation’s principal office located at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191, on or before December 15, 2010.
          In addition, if a shareholder intends to present a proposal for action at the 2011 Annual Meeting, the shareholder must provide the Corporation with written notice thereof on or before February 28, 2011. The proxy solicited by the Board of Directors for the 2011 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by February 28, 2011, in writing delivered to the Corporation’s Secretary.
By Order of the Board of Directors,
Sheila M. Linton
Vice President & Corporate Secretary
A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2009 will be furnished without charge to shareholders upon written request directed to the Corporation’s Secretary at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191.

Set at PN 500 and up Convert to E2 PLEASE MARK VOTES REVOCABLE PROXY X AS IN THIS EXAMPLE With- For All ACCESS NATIONAL CORPORATION For hold Except 1. To elect two (2) Class II directors to serve until the 2010 ANNUAL MEETING ON MAY 18, 2010 2013 Annual Meeting of Shareholders and one (1) OR ANY ADJOURNMENT THEREOF Class III director to serve until the 2011 Annual Meeting of Shareholders and until their successors are This Revocable Proxy is solicited on behalf of the Board of Directors. elected and qualified, as instructed below. Class II Nominees: The undersigned shareholder of Access National Corporation (the Corporation) hereby Thomas M. Kody and Robert C. Shoemaker appoints Michael W. Clarke and John W. Edgemond, jointly and severally as proxies, with Class III Nominee: full power to act alone, and with full power of substitution to represent the Martin S. Friedman undersigned, and to vote all shares of the Corporation standing in the name of the INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All undersigned as of the close of business on April 1, 2010, at the Annual Meeting of Except” and write that nominee’s name in the space provided below. Shareholders to be held Tuesday, May 18, 2010, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia, or any adjournment thereof, on For Against Abstain each of the following matters: 2. To ratify the selection of BDO Seidman, LLP to serve as independent public accountants for the fiscal year ending December 31, 2010. 3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Item 1 and FOR Item 2. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted by the proxy agents in accordance with their best judgement. The undersigned acknowledges receipt from the Corporation prior to the execution of this Revocable Proxy of a Notice of Meeting and of a Proxy Statement dated April 14, 2010. Please be sure to date and sign Date NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, this proxy card in the box below. executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Sign above ç Detach above card, sign, date and mail in postage paid envelope provided. ç ACCESS NATIONAL CORPORATION PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. PROXY MATERIALS AREAVAILABLE ON-LINE AT: http://www.cfpproxy.com/5610